Summary Prospectus for New Investors
May 1, 2022
Protective Variable Annuity Investors Series	Protective Life Insurance Company Protective Variable Annuity Separate Account P.O. Box 10648 Birmingham, Alabama 35202‑0648 Telephone: 1‑800‑456‑6330 Fax: 205‑268‑6479 www.protective.com
This Summary Prospectus summarizes key features of the Protective Variable Annuity Investors Series Contract (the “Contract”). You should read this Summary Prospectus carefully, particularly the section titled Important Information You Should Consider About the Contract.
Before you invest, you should review the prospectus for the Protective Variable Annuity Investors Series Contract (the “Prospectus”), which contains more information about the Contract, including its features, benefits, and risks. You can find the prospectus and other information about the Contract online at www.protective.com/productprospectus. You can also obtain this information at no cost by calling 1-800-456-6330 or by sending an email request to prospectus@protective.com.
YOU MAY CANCEL YOUR CONTRACT WITHIN 10 DAYS OF RECEIVING IT
WITHOUT PAYING FEES OR PENALTIES.
In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract Value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The SEC has not approved or disapproved these securities or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.
PRO.PVAIS.05.22 C000131791

Making Withdrawals: Accessing the Money in Your Contract	11
ADDITIONAL INFORMATION ABOUT FEES	13
FUND APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT	FUND-1

SPECIAL TERMS
“We”, “us”, “our”, “Protective Life”, and “Company”  refer to Protective Life Insurance Company. “You”, “your” and “Owner” refer to the person(s) who has been issued a Contract.
Accumulation Unit A unit of measure used to calculate the value of a Sub-Account prior to the Annuity Date.
Administrative Office Protective Life Insurance Company, P.O. Box 10648, Birmingham, Alabama 35202-0648 (for Written Notice sent by U.S. postal service) or Protective Life Insurance Company, 2801 Highway 280 South, Birmingham, Alabama 35223 (for Written Notice sent by a nationally recognized overnight delivery service).
Annuity Date The date as of which the Annuity Value is applied to an Annuity Option.
Annuity Option The payout option under which the Company makes annuity income payments.
Annuity Value The amount we apply to the Annuity Option you have selected. Generally, this amount is your Contract Value plus any increase resulting from the PayStream Plus Annuitization Benefit, if applicable, less any applicable fees, charges and premium taxes.
Code The Internal Revenue Code of 1986, as amended.
Contract  The Protective Variable Annuity Investors Series, a flexible premium, deferred, variable and fixed annuity contract.
Contract Anniversary The same month and day as the Issue Date in each subsequent year of the Contract.
Contract Value  Before the Annuity Date, the sum of the Variable Account value and the Guaranteed Account value.
Contract Year Any period of 12 months commencing with the Issue Date or any Contract Anniversary.
DCA Dollar cost averaging.
DCA Accounts A part of the Guaranteed Account, but separate from the Fixed Account. The DCA Accounts are designed to transfer amounts to the Sub-Accounts of the Variable Account systematically over a designated period.
Death Benefit The amount we pay to the beneficiary if an Owner dies before the Annuity Date.
Due Proof of Death Receipt at our Administrative Office of a certified death certificate or judicial order from a court of competent jurisdiction or similar tribunal.
Fixed Account A part of the Guaranteed Account, but separate from the DCA Accounts. Amounts allocated or transferred to the Fixed Account earn interest from the date the funds are credited to the account.
Fund Any investment portfolio in which a corresponding Sub-Account invests.
Good Order (“good order”) A request or transaction generally is considered in “Good Order” if we receive it in our Administrative Office within the time limits, if any, prescribed in the Prospectus for a particular transaction or instruction, it includes all information necessary for us to execute the requested instruction or transaction, and is signed by the individual or individuals authorized to provide the instruction or engage in the transaction. A request or transaction may be rejected or delayed if not in Good Order. Good Order generally means the actual receipt by us of the instructions relating to the request or transaction in writing (or, when permitted, by telephone or Internet as described above) along with all forms, information and supporting legal documentation we require to effect the instruction or transaction. This information and documentation generally includes, to the extent applicable: the completed application or instruction form; your contract number; the transaction amount (in dollars or percentage terms); the names and allocations to and/or from the Investment Options affected by the requested transaction; the signatures of all Owners (exactly as indicated on the Contract), if necessary; Social Security Number or Tax I.D.; and any other information or supporting documentation that we may require, including any spousal or Joint Owner’s consents. With respect to Purchase Payments, Good Order also generally includes receipt by us of sufficient funds to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in Good Order, and we reserve the right to change or waive any Good Order requirement at any time. If you have any questions, you should contact us or your registered representative before submitting the form or request.
Guaranteed Account The Fixed Account, the DCA Accounts and any other Investment Option we may offer with interest rate guarantees.
Investment Option Any account to which you may allocate Purchase Payments or transfer Contract Value under this Contract. The Investment Options are the Sub-Accounts of the Variable Account and the Guaranteed Account available in this Contract.

Issue Date The date as of which we credit the initial Purchase Payment to the Contract and the date the Contract takes effect.
Monthly Anniversary Date The same day each month as the Issue Date, or the last day of any month that does not have the same day as the Issue Date.
Owner The person or persons who own the Contract and are entitled to exercise all rights and privileges provided in the Contract.
Purchase Payment The amount(s) paid by the Owner and accepted by the Company as consideration for this Contract.
Qualified Contracts Contracts issued in connection with retirement plans that receive favorable tax treatment under Sections 401, 408, 408A or 457 of the Code.
Sub-Account A separate division of the Variable Account.
Valuation Date Each day on which the New York Stock Exchange is open for business.
Variable Account The Protective Variable Annuity Separate Account, a separate investment account of Protective Life.
Written Notice A notice or request submitted in writing in Good Order that we receive at the Administrative Office via U.S. postal service or nationally recognized overnight delivery service. Please note that we use the term “written notice” in lower case to refer to a notice that we may send to you.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT
FEES AND EXPENSES
Charges for Early Withdrawals
If you surrender or make a withdrawal from your Contract within seven (7) years following your last Purchase Payment and before the Annuity Date, you will be assessed a surrender charge of up to 7% on the amount of the withdrawal minus the annual free withdrawal amount. The surrender charge starts at 7% and declines to 0% over seven (7) years.
For example, assume you purchased a Contract with a single Purchase Payment of $100,000 and surrendered the Contract during the first Contract Year. Your free withdrawal amount is $10,000 (10% x $100,000) and is not subject to a surrender charge. You will be assessed a surrender charge of up to $6,300 (7% x $90,000) on the remaining amount of your surrender request.
For additional information about charges for surrenders and early withdrawals, see “CHARGES AND DEDUCTIONS – Surrender Charge (Contingent Deferred Sales Charge)” and “FEE TABLE -- Transactions Fees” in the Prospectus.

Transaction Charges
In addition to surrender charges, you may also be charged $25 per transfer after the first 12 transfers in a Contract Year. Currently, we do not assess this charge.
For additional information about transaction charges, see “FEE TABLE - Transaction Expenses” and “CHARGES AND DEDUCTIONS” in the Prospectus.

Ongoing Fees and Expenses (annual charges)	The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
Annual Fee	Minimum	Maximum
Base contract (1)	1.03%	1.03%
Investment options (Fund fees and expenses) (2)	0.35%	1.92%
Optional benefits available for an additional charge
Return of Purchase Payments Death Benefit Fee (if elected) (3)	0.20%	0.20%

(1)
As a percentage of average Variable Account Value. We calculate the Base Contract fee by dividing the total amount we receive from the annual contract maintenance fee, the mortality and expense risk charge and the administration charge for the last fiscal year by the total average net assets attributable to the Contracts for that year.

(2)
As a percentage of Fund assets.

(3)
As an annualized percentage of the death benefit value. The Return of Purchase Payments Death Benefit Fee is paid on each Monthly Anniversary Date, beginning on the 1st Monthly Anniversary Date.

Because your Contract is customizable, the options and benefits you choose can affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. These estimates assume that you do not take any withdrawals from the Contract, which could add surrender charges, that substantially increase costs.
Lowest Annual Cost $1,401:	Highest Annual Cost $3,120:
Assumes:	Assumes:
• Investment of $100,000 • 5% annual appreciation • Least expensive combination of Fund fees and expenses • No optional benefits • No additional Purchase Payments, transfers or withdrawals	• Investment of $100,000 • 5% annual appreciation • Most expensive combination of optional benefits and Fund fees and expenses • No additional Purchase Payments, transfers, or withdrawals
For additional information about annual charges, see “FEE TABLE” AND “CHARGES AND DEDUCTIONS” in the Prospectus.

RISKS
Risk of Loss	You can lose money by investing in this Contract, including loss of principal. For additional information about the risk of loss, see “PRINCIPAL RISKS OF INVESTING IN THE CONTRACT” in the Prospectus.
Not a Short-Term Investment
This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Although you are permitted to take withdrawals or surrender the Contract, surrender charges and federal and state income taxes may apply.
Surrender charges may apply for up to seven (7) years following your last Purchase Payment. Withdrawals will reduce your Contract Value and death benefit.
The benefits of tax deferral also mean the Contract is less beneficial to investors with a short time horizon.
For additional information about the investment profile of the Contract, see “PRINCIPAL RISKS OF INVESTING IN THE CONTRACT,” “CHARGES AND DEDUCTIONS,” ”FEDERAL TAX MATTERS,” and “TAXATION OF ANNUITIES IN GENERAL” in the Prospectus.

Risks Associated with Investment Options
An investment in this Contract is subject to the risk of poor investment performance and can vary depending on the performance of the Investment Options available under the Contract.
Each Investment Option (including the Guaranteed Account) has its own unique risks.
You should review the prospectuses for the available Funds and consult with your financial professional before making an investment decision.
For additional information about the risks associated with Investment Options, see “PRINCIPAL RISKS OF INVESTING IN THE CONTRACT” in the Prospectus.

Insurance Company Risks
An investment in the Contract is subject to the risks related to the Company. Any obligations (including under the Guaranteed Account), guarantees, or benefits under the Contract are subject to the claims-paying ability of the Company. More information about the Company, including its financial strength ratings, is available upon request at no charge by calling us at 1-800-456-6330 or writing us at the address shown on the cover page.
For additional information about Company risks, see “PRINCIPAL RISKS OF INVESTING IN THE CONTRACT,” and “THE COMPANY, VARIABLE ACCOUNT AND FUNDS” in the Prospectus.

RESTRICTIONS
Investment Options
Currently, there is no charge when you transfer Contract Value among Investment Options. However, we reserve the right to charge $25 for each transfer after the first 12 transfers in any Contract Year in the future.
We reserve the right to remove or substitute Funds as Investment Options that are available under the Contract. We also reserve the right to restrict the allocation of additional Purchase Payments and/or transfers of Contract Value to a Fund if we determine the Fund no longer meets one or more of our Fund selection criteria and/or if a Fund has not attracted significant contract owner assets.
For additional information about Investment Options, see “CHARGES AND DEDUCTIONS – Transfer Fee” and “THE COMPANY, VARIABLE ACCOUNT AND FUNDS – Selection of Funds – Addition, Deletion or Substitutions of Investments” in the Prospectus.

Optional Benefits
If you elect to participate in the optional Allocation Adjustment Program, you may not allocate Purchase Payments into restricted Sub-Accounts.
Withdrawals may reduce the optional Return of Purchase Payments Death Benefit by an amount greater than the value withdrawn, and could terminate the benefit.
We may stop offering the optional death benefit at any time.
For additional information about the optional death benefit, see “DEATH BENEFITS - Selecting A Death Benefit” in the Prospectus.

TAXES
Tax Implications
You should consult with a qualified tax advisor regarding the federal tax implications of an investment in, payments received under, and other transactions in connection with this Contract.
If you purchase the Contract through a tax-qualified plan or individual retirement account (IRA), you do not get any additional tax benefits. Withdrawals are generally taxable (to the extent of any earnings in the Contract) at ordinary income tax rates, and may be subject to a 10% additional tax if the Owner takes a withdrawal before age 59½.
For additional information about tax implications, see “FEDERAL TAX MATTERS” and “TAXATION OF ANNUITIES IN GENERAL” in the Prospectus.

CONFLICTS OF INTEREST
Investment Professional Compensation
We pay compensation, in the form of commissions, non-cash compensation, and asset-based compensation, to broker-dealers in connection with the promotion and sale of the Contracts. A portion of any payments made to the broker-dealers may be passed on to their registered representatives in accordance with their internal compensation programs. The prospect of receiving, or the receipt of, asset-based compensation may provide broker-dealers and/or their registered representatives with an incentive to recommend continued investment in the Contracts over other variable insurance products (or other investments). You may wish to take such compensation arrangements into account when considering and evaluating any recommendation relating to the Contracts.
For additional information about compensation, see “DISTRIBUTION OF THE CONTRACTS” in the Prospectus.

Exchanges
Some investment professionals may have a financial incentive to offer you a new contract in place of the contract you already own. You should only exchange your current contract if you determine, after comparing the features, fees, and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.
For additional information about exchanges, see “TAXATION OF ANNUITIES IN GENERAL – Exchanges of Annuity Contracts” in the Prospectus.

OVERVIEW OF THE VARIABLE ANNUITY CONTRACT
Q: What is this Contract, and what is it designed to do?
A: The Protective Investors Series Variable Annuity Contract is designed to provide long-term accumulation of assets through investments in a variety of Investment Options during the accumulation phase. It can supplement your retirement income by providing a stream of income payments during the payout phase. It also offers death benefits to protect your beneficiaries. This Contract may be appropriate if you have a long investment time horizon. It is not intended for people who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Funds, and may not be appropriate for you if you do not have a long-term investment horizon.
Q: How do I accumulate assets in this Contract and receive income from the Contract?
A: Your Contract has two phases: 1) an accumulation (savings) phase: and 2) a payout (income) phase.
1.
Accumulation (Savings) Phase

To help you accumulate assets, you can invest your Purchase Payments in:
•
Funds (mutual funds), each of which has its own investment strategies, investment advisers, expense ratios, and returns; and

•
The Fixed Account option, which offers a guaranteed interest rate during a selected period.

Additional information about the Funds in which you can invest is provided in the back of this Prospectus. See FUND APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT.
2.
Payout (Income) Phase

You can elect to annuitize your Contract and turn your Contract Value into a stream of income payments

(sometimes called annuity payments) from Protective Life Insurance Company, at which time the accumulation phase of the Contract ends. These payments may continue for a fixed period of years, for your entire life, or for the longer of a fixed period or your life. The payments may also be fixed or variable. Variable payments will vary based on the performance of the Investment Options you select. Please note that if you annuitize, your investments will be converted to income payments and you may no longer be able to choose to withdraw money at will from your Contract. All benefits (including the optional death benefit) terminate upon annuitization.
Q: What are the primary features and options that this Contract offers?
A: Accessing your money. Until you annuitize, you have full access to your money. You can choose to withdraw your Contract Value at any time (although if you withdraw early, you may have to pay surrender charges and income taxes, including an additional tax if you are younger than age 59½).
Tax treatment. You can transfer money between Investment Options without tax implications, and earnings (if any) on your investments are generally tax-deferred. You are taxed when: (1) you make a withdrawal; or (2) you receive an income payment from the Contract. Your beneficiary is taxed upon payment of a death benefit. For more information, see “Federal Tax Matters”.
Death benefits. Your Contract includes a basic death benefit, the Contract Value Death Benefit, that will pay your beneficiaries the Contract Value as of the date we receive Due Proof of Death, minus applicable fees and charges. You can purchase an optional death benefit for an additional fee. The optional death benefit may increase the amount of money payable to your beneficiaries upon your death.
Portfolio rebalancing and dollar cost averaging. At no additional charge, you may select portfolio rebalancing, which automatically rebalances the Sub-Accounts you select to maintain your chosen percentage allocation of Variable Account value among the Sub-Accounts. Alternatively, at no additional charge, you may select dollar cost averaging (DCA), which automatically transfers a specific amount of money from the DCA Account or the Fixed Account to the Sub-Accounts you have selected, at set intervals over a specific period of time.
Automatic withdrawals. You may make pre-authorized withdrawals of a level dollar amount from the Contract on a monthly or quarterly basis before the Annuity Date. There is no charge for the automatic withdrawal program. However, if, during a Contract Year, the amount of the withdrawals exceeds the annual free withdrawal amount, we will deduct a surrender charge. You may also have to pay income taxes, including an additional tax if you are younger than age 59½.
Allocation Adjustment Program. At no additional charge, you may elect to participate in the Allocation Adjustment Program. We will monitor the performance of certain Sub-Accounts in which you may invest. If, on any Monthly Anniversary Date, the Accumulation Unit value of a monitored Sub-Account is the same as or drops below a specified level, we will transfer all Contract Value from that Sub-Account to the Invesco V.I. U.S. Government Money Portfolio Sub-Account.

Benefits Available Under the Contract
Q: Are there benefits I can select that will affect how much money that my beneficiaries or I will receive under the Contract, or otherwise will affect my rights under the Contract? What are the features, costs, and any limitations associated with these other benefits?
A: In addition to the Death Benefit that is included with your Contract, other optional benefits may also be available to you. The purposes, fees, and restrictions/limitations of these benefits are briefly summarized in the following tables.
Death Benefits
These death benefits are available during the accumulation phase:
Name of Benefit	Purpose	Is Benefit Standard or Optional?	Annual Fee	Brief Description of Restrictions/Limitations
Contract Value Death Benefit	Equal to the Contract Value as of the date we receive Due Proof of Death	Standard	No charge	• None
Return of Purchase Payments Death Benefit
Equal to the greatest of:
1.
the Contract Value, or

2.
the aggregate Purchase Payments less an adjustment for each withdrawal (adjustment for each withdrawal is the amount that reduces the Return of Purchase Payments Death Benefit at the time of the withdrawal in the same proportion that the amount withdrawn reduces the Contract Value.)

		Optional	0.20% (as an annualized percentage of the death benefit value on each Monthly Anniversary Date)
•
Death Benefit will never be more than the Contract Value plus $1,000,000.

•
Withdrawals can reduce the value of the Death Benefit by more than the amount withdrawn.

•
It is possible that the value of this Death Benefit will be no greater than the value of the Contract Value Death Benefit, for which we do not assess a fee.

Other Optional Benefits
Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions/Limitations
Portfolio Rebalancing	Automatically rebalances the Sub-Accounts you select (either quarterly, semi-annually or annually) to maintain your chosen percentage allocation of Variable Account value among the Sub-Accounts.	None	• None
Dollar Cost Averaging	Automatically transfers a specific amount of money from the DCA Account or the Fixed Account to the Sub-Accounts you select, on a monthly basis over a specific period of time.	None	• None
Automatic Withdrawal Plan (“AWP”)	Automatically withdraws a level dollar amount from the Contract on a monthly or quarterly basis before the Annuity Date.	None
•
If, during a Contract Year, the amount of withdrawals exceed the annual free withdrawal amount, we will deduct a surrender charge. Income taxes, including a tax penalty if you are younger than age 59 ½, may apply.

Allocation Adjustment Program	Monitors the performance of certain Sub-Accounts in which you may invest and transfers all Contract Value in these Sub-Accounts to the Invesco V.I. U.S. Government Money Portfolio Sub-Account if, on any Monthly Anniversary Date, the Accumulation Unit value of the Sub-Account is the same as or drops below a specified level.	None
•
Purchase Payments may not be allocated and Contract Value may not be transferred to a restricted Sub-Account.

•
Contract Value that is redirected to the Invesco V.I. U.S. Government Money Portfolio Sub-Account will remain there until you submit new allocation instructions.

•
The program terminates upon surrender, annuitization, or when we receive Due Proof of Death of the Owner.

•
We may limit the number of times you may begin participating in the program.

Buying the Contract
Q: How do I purchase the Protective Investors Series Variable Annuity Contract?
A: You must complete and submit an application, along with your initial Purchase Payment, to Protective Life through a licensed representative of Protective Life. Once we have received and approved your application, we will send you your Contract and a statement confirming your investments.

Q: How much can I contribute and how are my contributions invested?
A: Your Purchase Payment will be invested in the Investment Options that you choose.

Minimum Initial Purchase Payment	$5,000
Minimum Subsequent Purchase Payment	$100 ($50 if made by electronic funds transfer)
Maximum Aggregate Purchase Payment (1)	$1,000,000

(1)
We can reject any Purchase Payments for any reason. We may also permit you to invest more than the maximum amounts listed above if you obtain our prior approval.

After your initial Purchase Payment, you are not required to make any additional Purchase Payments under your Contract.
Q: When will any Purchase Payments that I make be credited to my Contract?
A: Initial Purchase Payment: Your financial professional must determine that the Contract is suitable for you and transmit your application to us. If your application is complete when received by us and we also received your initial Purchase Payment, we will issue your Contract and allocate your initial Purchase Payment to the Investment Options you direct within 2 business days. If some information is missing from your application, we may delay issuing your Contract and crediting your Contract while we obtain the missing information. However, we will not hold your initial Purchase Payment for more than 5 business days without your permission. Once the information is complete, we will allocate your initial Purchase Payment to the Investment Options you direct within 2 business days.
Subsequent Purchase Payment: if we receive a subsequent Purchase Payment before the close of the NYSE (typically 3:00 p.m. Central Time), we will apply your Purchase Payment as of the end of that Valuation Date. If we receive your subsequent Purchase Payment at or after the close of the NYSE, your payment will be applied on the next Valuation Date.
Making Withdrawals: Accessing the Money in Your Contract
Q: Can I access the money in my Contract during the asset accumulation (savings) phase?
A: You can access the money in your Contract by making a withdrawal, which will reduce the value of your Contract (including the amount of the death benefit). You may withdraw all or a portion of your Contract Value (minus applicable charges and other adjustments, discussed below). However, withdrawing the entire Contract Value will terminate your Contract.
Q: Are there any limitations associated with taking money out of my Contract during the asset accumulation (savings) phase?
A: Yes. These limitations are as follows:
Limitations on withdrawal amounts	• At any time before the Annuity Date, you may withdraw Contract Value provided the Contract Value remaining after the withdrawal is at least $5,000.
Surrender charges and taxes	• Surrender charges and federal and state income taxes may apply, as well as a 10% federal penalty tax if the withdrawal occurs before the Owner reaches age 59½.
Negative impact of withdrawal on other benefits and guarantees of your Contract	• Withdrawals reduce your Contract Value and death benefit.
Q: What is the process to request a withdrawal of money from my Contract?
A: You can request to withdraw all or a portion of your Contract Value (that is your Contract Value less any surrender charges and any prorated Contract fees) on any business day through your financial intermediary, by calling us, facsimile or mailing a request to: (1) Protective Life Insurance Company, P.O. Box 10648, Birmingham, Alabama 35202-0648 (if sent by the U.S. postal service); or (2) to Protective Life Insurance Company, 2801 Highway 280 South, Birmingham, Alabama 35223 (if sent by a nationally recognized overnight delivery service). Generally, for withdrawal or surrender requests received in good order before the close of the New York Stock Exchange (typically 3:00 p.m. Central Time), we will process your request that Valuation Date. If we receive your request in good order at or after the close of the New York Stock Exchange, your request will be processed the next Valuation Date. We will generally pay the amount withdrawn or surrendered within seven days.
Q: Can I access the money in my account during the annuity (income) phase?
A: You will receive payments under the annuity payment option you select. However, unless you select an annuity payment option for a certain period that provides variable income payments, you may not take any other withdrawals.

ADDITIONAL INFORMATION ABOUT FEES
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and charges that you will pay at the time you buy the Contract, surrender or make withdrawals from the Contract, or transfer Contract Value between Investment Options. State premium taxes may also be deducted.

TRANSACTION EXPENSES
Maximum Surrender Charge (as % of amount surrendered) (1)	7%
Transfer Fee (2)	$25

(1)
The surrender charge is based upon Purchase Payments as of the date each Purchase Payment is applied to the Contract, and decreases over time. The total of surrender charges assessed will not exceed 9% of aggregate Purchase Payments. The surrender charge declines over time. (See “Determining the Surrender Charge.”)

(2)
Protective Life currently does not charge this Transfer Fee, but reserves the right to do so in the future for each transfer after the first 12 transfers in any Contract Year. We will give written notice thirty (30) days before we impose a Transfer Fee. See “CHARGES AND DEDUCTIONS, Transfer Fee.”

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract, not including Fund fees and expenses. If you choose to purchase an optional death benefit, you will pay additional charges, as shown below.

ANNUAL CONTRACT EXPENSES
Administrative Expenses(1)	$35
Base Contract Expenses (as a percentage of average Variable Account value)(2)	1.00%
Optional Benefit Expenses
Return of Purchase Payments Death Benefit Fee (as an annualized percentage of the death benefit value on each Monthly Anniversary Date, beginning on the 1st Monthly Anniversary Date)(3)	0.20%

(1)
Includes the annual contract maintenance fee. We will waive the annual contract maintenance fee if your Contract Value or aggregate Purchase Payments, reduced by surrenders and surrender charges, is $100,000 or more. (See “CHARGES AND DEDUCTIONS, Contract Maintenance Fee” in the Prospectus.)

(2)
Base Contract Expenses include a mortality and expense risk charge equal on an annual basis to 0.90% of the average daily net assets of the Variable Account attributable to your Contract and an administration charge equal on an annual basis to 0.10% of average daily net assets of the Variable Account attributable to your Contract.

(3)
There are two death benefits available under the Contract: (1) Contract Value Death Benefit; and (2) the Return of Purchase Payments Death Benefit. There is no death benefit fee for the Contract Value Death Benefit. For more information on these death benefit values and fees, and how they are calculated, please see the “DEATH BENEFIT” and “CHARGES AND DEDUCTIONS, Death Benefit Fee” sections of the Prospectus. The Return of Purchase Payments Death Benefit may not be available through your broker-dealer.

The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. A complete list of Funds available under the Contract, including their annual expenses, can be found in an Appendix to this Summary Prospectus. (See “FUND APPENDIX — FUNDS AVAILABLE UNDER THE CONTRACT.”)

ANNUAL FUND EXPENSES
	Minimum	Maximum
Annual Fund Expenses before any waivers or expense reimbursements (expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.35%	1.92%
Annual Fund Expenses after any waivers or expense reimbursements (1)	0.35%	1.87%

(1)
The “Annual Fund Expenses after any waivers or expense reimbursements” line in the above table shows the range of minimum and maximum fees and expenses based on the expenses of all Funds after taking into account contractual fee waiver or expense reimbursement arrangements in place. Those contractual arrangements are designed to reduce total annual Fund operating expenses for Contract Owners and will continue past the current year.

Example
The following example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. The example shows the costs of investing in the Contract, including transaction expenses, Administrative Expenses, Base Contract Expenses, and both maximum and minimum Annual Fund Expenses. The example also assumes that the Return of Purchase Payments Death Benefit is in effect, and that all Contract Value is allocated to the Variable Account. The example does not reflect transfer fees or premium taxes, which may range up to 3.5% depending on the jurisdiction.
The example assumes that you invest $100,000 in the Contract for the periods indicated. The example also assumes that your investment has a 5% return each year.
1.
If you surrender the Contract at the end of the applicable time period:

	1 year	3 years	5 years	10 years
Maximum Fund Expense	$9,534	$15,227	$20,107	$33,840
Minimum Fund Expense	$8,115	$10,933	$12,809	$18,632

2.
If you annuitize(1) or remain invested in the Contract at the end of the applicable time period:

	1 year	3 years	5 years	10 years
Maximum Fund Expense	$3,120	$9,528	$16,169	$33,840
Minimum Fund Expense	$1,603	$4,969	$8,561	$18,632
Please remember that the example is an illustration and does not guarantee the amount of future expenses. Your actual expenses may be higher or lower than those shown. Similarly, your rate of return may be more or less than the 5% rate of return assumed in the example.

(1)
You may not annuitize your Contract within 3 years after we accept a Purchase Payment. For more information, see “ANNUITY PAYMENTS, Annuity Date, Changing the Annuity Date.” The death benefit fee does not apply after the Annuity Date.

FUND APPENDIX
FUNDS AVAILABLE UNDER THE CONTRACT
The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at www.protective.com/eprospectus. You can also request this information at no cost by calling 855-920-9713 or by sending an email request to prospectus@protective.com. Depending on the optional benefits you choose, you may not be able to invest in certain Funds.
The current expenses and performance information below reflects fee and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge . Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.
Asset Allocation Type	Portfolio Company - Investment Adviser; Sub- Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2021)
			1 Year	5 Year	10 Year
U.S. Equity	AB VPS Growth and Income B(1) (2)	0.84%	27.84%	12.58%	13.39%
U.S. Equity	AB VPS Large Cap Growth B(2)	0.90%	28.65%	25.78%	20.52%
U.S. Equity	AB VPS Small Cap Growth B(1) (2)	1.15%	9.20%	24.72%	17.82%
U.S. Equity	AB VPS Small/Mid Cap Value B(2)	1.05%	35.60%	9.88%	12.85%
Allocation	American Funds IS® Asset Allocation 4	0.80%	14.84%	11.43%	11.10%
Allocation	American Funds IS® Capital Income Builder® 4(1)	0.77%	14.68%	7.97%	—
International Equity	American Funds IS® Capital World Growth & Income 4(1)	0.92%	14.46%	12.99%	11.39%
International Equity	American Funds IS® Global Growth 4(1) (2)	0.92%	16.14%	19.39%	15.41%
U.S. Equity	American Funds IS® Growth 4	0.85%	21.69%	25.12%	19.44%
U.S. Equity	American Funds IS® Growth-Income 4	0.79%	23.80%	16.10%	15.14%
Taxable Bond	American Funds IS® The Bond Fund of America 4(1)	0.70%	-0.59%	3.96%	3.02%
Taxable Bond	American Funds IS® US Government Securities 4(1)	0.72%	-0.88%	3.04%	2.08%
Allocation	BlackRock 60/40 Target Allocation ETF VI III(1) (2)	0.63%	11.70%	10.99%	—
Allocation	BlackRock Global Allocation V.I. III - BlackRock (Singapore) Limited(1) (2)	1.00%	6.42%	9.71%	7.68%
Allocation	Protective Life Dynamic Allocation Conservative(1)	0.90%	8.18%	9.17%	—
Allocation	Protective Life Dynamic Allocation Growth(1)	0.90%	20.79%	9.39%	—
Allocation	Protective Life Dynamic Allocation Moderate(1)	0.90%	11.22%	10.78%	—
Allocation	Columbia VP Balanced 2(2)	1.01%	14.62%	12.18%	11.31%
Taxable Bond	Columbia VP Intermediate Bond 2	0.74%	-0.49%	4.80%	3.82%
Taxable Bond	Columbia VP Limited Duration Credit 2(1) (2)	0.73%	-0.84%	2.75%	2.38%
U.S. Equity	Columbia VP Select Mid Cap Value 2(1) (5)	1.08%	31.97%	12.72%	13.63%
Taxable Bond	Columbia VP Strategic Income 2(1) (2)	0.93%	1.63%	4.67%	4.53%
Allocation	Fidelity® VIP Asset Manager Service 2 - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd (2)	0.84%	9.68%	9.74%	8.37%
Allocation	Fidelity® VIP Balanced Service 2 - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd(2)	0.71%	17.99%	14.69%	12.37%
U.S. Equity	Fidelity® VIP Contrafund Service 2 - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd(2)	0.85%	27.51%	19.87%	16.35%
Sector Equity	Fidelity® VIP Energy Service 2 - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd(2)	0.90%	54.83%	-3.55%	0.02%
Allocation	Fidelity® VIP FundsManager 20% Service 2(1)	0.60%	3.52%	5.34%	4.39%
Allocation	Fidelity® VIP FundsManager 85% Service 2(1) (2)	1.05%	17.64%	14.22%	12.14%
FUND-1

Asset Allocation Type	Portfolio Company - Investment Adviser; Sub- Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2021)
			1 Year	5 Year	10 Year
Sector Equity	Fidelity® VIP Health Care Portfolio Service 2 - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd(2)	0.88%	11.45%	—	—
U.S. Equity	Fidelity® VIP Index 500 Service 2 - Geode Capital Management, LLC(2)	0.35%	28.26%	18.05%	16.15%
Taxable Bond	Fidelity® VIP Investment Grade Bond Service 2 - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd	0.64%	-0.90%	4.08%	3.29%
U.S. Equity	Fidelity® VIP Mid Cap Service 2 - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd(2)	0.86%	25.31%	13.32%	13.00%
Allocation	Fidelity® VIP Target Volatility Service 2(1)(2)	0.92%	12.03%	9.63%	—
U.S. Equity	ClearBridge Variable Dividend Strategy II - ClearBridge Investments, LLC	1.01%	26.61%	15.12%	13.69%
U.S. Equity	ClearBridge Variable Large Cap Growth II - ClearBridge Investments, LLC(2)	1.01%	21.63%	21.22%	—
U.S. Equity	ClearBridge Variable Mid Cap II - ClearBridge Investments, LLC(2)	1.10%	28.38%	13.98%	14.04%
U.S. Equity	ClearBridge Variable Small Cap Growth II - ClearBridge Investments, LLC(2)	1.06%	12.31%	21.04%	16.82%
U.S. Equity	Franklin DynaTech VIP Fund - Class 2(2)	0.92%	16.14%	23.64%	16.66%
Allocation	Franklin Income VIP 2(2)	0.72%	16.75%	7.45%	7.38%
U.S. Equity	Franklin Rising Dividends VIP 2(2)	0.88%	26.79%	16.81%	14.40%
U.S. Equity	Franklin Small Cap Value VIP 2(2)	0.91%	25.37%	9.94%	12.13%
U.S. Equity	Franklin Small Mid Cap Growth VIP 2(2)	1.08%	10.01%	20.84%	15.70%
Taxable Bond	Franklin Strategic Income VIP 2(1)	1.03%	2.11%	3.15%	3.70%
Taxable Bond	Franklin US Government Securities VIP 2	0.78%	-1.83%	1.75%	1.28%
International Equity	Templeton Developing Markets VIP 2 - Franklin Templeton Investment Management Ltd(2)	1.44%	-5.74%	10.60%	4.84%
Taxable Bond	Templeton Global Bond VIP 2(1)	0.76%	-4.99%	-0.94%	1.13%
Taxable Bond	Western Asset Core Plus VIT II - Western Asset Management Company Pte Ltd. – Singapore; Western Asset Management Company, LLC; Western Asset Management Company Ltd. – Japan; Western Asset Management Company Limited – UK(1)	0.79%	-2.19%	4.18%	—
International Equity	Goldman Sachs VIT International Equity Insights Service(1) (2)	1.06%	11.81%	8.20%	7.20%
U.S. Equity	Goldman Sachs VIT Mid Cap Growth Service (formerly, Goldman Sachs VIT Growth Opportunities Fund)(1) (2)	0.99%	11.48%	21.22%	16.00%
U.S. Equity	Goldman Sachs VIT Small Cap Equity Insights Service(1) (2)	1.06%	23.50%	11.06%	12.65%
U.S. Equity	Goldman Sachs VIT Strategic Growth Service(1) (2)	0.99%	21.56%	24.26%	18.71%
Allocation	Goldman Sachs VIT Trend Driven Allocation Fund Service (formerly, Goldman Sachs VIT Global Trends Allocation Fund)(1)	0.94%	16.17%	7.93%	—
Taxable Bond	Guggenheim Variable Service F (Floating Rate Strategy)(1)	1.16%	2.50%	2.51%	—
Alternative	Guggenheim VT Global Managed Futures Strategy(1)	1.69%	0.82%	2.06%	-0.52%
Nontraditional Equity	Guggenheim VT Long Short Equity	1.60%	23.80%	6.51%	5.83%
Alternative	Guggenheim VT Multi-Hedge Strategies(1)	1.87%	8.10%	3.71%	2.83%
U.S. Equity	Invesco V.I. American Value II(2)	1.13%	27.65%	8.94%	10.65%
FUND-2

Asset Allocation Type	Portfolio Company - Investment Adviser; Sub- Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2021)
			1 Year	5 Year	10 Year
Allocation	Invesco V.I. Balanced-Risk Allocation II(1)	1.13%	9.26%	7.18%	5.99%
U.S. Equity	Invesco V.I. Capital Appreciation II(1) (2)	1.05%	22.28%	21.91%	16.49%
U.S. Equity	Invesco V.I. Comstock II(2)	0.99%	33.04%	11.12%	12.59%
Allocation	Invesco V.I. Conservative Balanced II(1) (2)	0.92%	9.20%	7.72%	7.13%
U.S. Equity	Invesco V.I. Discovery Mid Cap Growth II(2)	1.08%	18.79%	22.75%	17.53%
Allocation	Invesco V.I. Equity and Income II(2)	0.80%	18.35%	9.27%	10.28%
International Equity	Invesco V.I. EQV International Equity II (formerly, Invesco V.I International Growth II)(2)	1.14%	5.61%	9.90%	7.82%
International Equity	Invesco V.I. Global II(2)	1.03%	15.17%	17.88%	13.96%
Sector Equity	Invesco V.I. Global Real Estate II - Invesco Asset Management Ltd(2)	1.22%	25.44%	7.27%	7.84%
Taxable Bond	Invesco V.I. Government Securities II	0.93%	-2.43%	2.21%	1.52%
U.S. Equity	Invesco V.I. Growth and Income II(2)	0.99%	28.19%	9.94%	12.05%
U.S. Equity	Invesco V.I. Main Street II(2)	1.04%	27.23%	15.36%	14.77%
U.S. Equity	Invesco V.I. Main Street Small Cap II(2)	1.18%	22.26%	13.46%	14.40%
U.S. Equity	Invesco V.I. Small Cap Equity II(2)	1.20%	20.09%	13.15%	12.01%
Money Market	Invesco V.I. US Government Money Portfolio I	0.52%	0.01%	0.73%	0.37%
Taxable Bond	Lord Abbett Series Bond-Debenture VC	0.89%	3.28%	5.66%	6.33%
U.S. Equity	Lord Abbett Series Dividend Growth VC(1) (2)	0.99%	25.62%	15.79%	14.17%
U.S. Equity	Lord Abbett Series Fundamental Equity VC(1) (2)	1.08%	27.31%	10.24%	11.33%
U.S. Equity	Lord Abbett Series Growth Opportunities VC(2)	1.26%	6.46%	19.29%	15.34%
Taxable Bond	Lord Abbett Series Short Duration Income VC	0.83%	0.63%	2.42%	—
Taxable Bond	PIMCO Income Advisor	0.92%	1.89%	4.95%	—
Allocation	PIMCO VIT All Asset Advisor - Research Affiliates LLC(1)	1.34%	16.04%	8.45%	5.91%
Allocation	PIMCO VIT Global Diversified Allocation Advisor(1)	1.10%	8.51%	7.84%	—
Taxable Bond	PIMCO VIT High Yield Advisor(2)	0.87%	3.53%	5.36%	5.96%
Taxable Bond	PIMCO VIT Long-Term US Government Advisor	0.76%	-4.88%	6.04%	4.08%
Taxable Bond	PIMCO VIT Low Duration Advisor	0.75%	-1.03%	1.44%	1.49%
Taxable Bond	PIMCO VIT Real Return Advisor	0.77%	5.48%	5.23%	3.05%
Taxable Bond	PIMCO VIT Short-Term Advisor	0.70%	-0.16%	1.68%	1.53%
Taxable Bond	PIMCO VIT Total Return Advisor	0.75%	-1.36%	3.83%	3.33%
U.S. Equity	T. Rowe Price Blue Chip Growth Portfolio II(1) (2)	1.00%	17.33%	22.96%	18.93%
Sector Equity	T. Rowe Price Health Sciences Portfolio II(1)(2)	1.19%	12.83%	19.22%	20.13%

(1)
These Funds and their investment advisers have entered into contractual fee waivers or expense reimbursement arrangements. These temporary fee reductions are reflected in their annual expenses. Those contractual arrangements are designed to reduce total annual Fund operating expenses for Contract Owners and will continue past the current year.

(2)
The Sub-Accounts that invest in these Funds are monitored under the Allocation Adjustment Program. If you elect to participate in the Allocation Adjustment Program and the Accumulation Unit value of a monitored Sub-Account is equal to or below a specified level on any Monthly Anniversary Date, the Sub-Account will be temporarily “restricted” from allocations of Purchase Payments and Contract Value and we will transfer all existing Contract Value in the Sub-Account to the Invesco V.I. U.S. Government Money Portfolio Sub-Account. See “The Allocation Adjustment Program” in the Prospectus.

There is no assurance that the stated objectives and policies of any of the Funds will be achieved. More detailed information concerning the investment objectives, policies and restrictions of the Funds, the expenses of the Funds, the risks attendant to investing in the Funds and other aspects of their operations can be found in the current prospectuses for the Funds and the current Statement of Additional Information for each of the Funds. You may obtain a prospectus or a Statement of Additional Information for any of the Funds by contacting Protective Life or by asking your financial adviser. You should read the Funds’ prospectuses carefully before making any decision concerning the allocation of Purchase Payments or transfers among the Sub-Accounts.
FUND-3

This Summary Prospectus incorporates by reference the Protective Variable Annuity Investors Series Contract’s Prospectus and Statement of Additional Information (SAI), both dated May 1, 2022, as amended or supplemented. The SAI may be obtained, free of charge, in the same manner as the Prospectus.
EDGAR Contract Identifier: C000131791